NEWS RELEASE

	Contacts:	Stacey Morris, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020
Alon USA Energy, Inc. Reports Third Quarter 2016 Results

Declares Quarterly Cash Dividend
Schedules conference call for October 28, 2016 at 10:30 a.m. Eastern
DALLAS, TEXAS, October 27, 2016 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the third quarter of 2016. Net loss available to stockholders for the third quarter of 2016 was $(8.8) million, or $(0.12) per share, compared to net income available to stockholders of $41.9 million, or $0.60 per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(6.7) million, or $(0.09) per share, for the third quarter of 2016, compared to net income available to stockholders of $42.0 million, or $0.60 per share, for the same period last year.
Net loss available to stockholders for the first nine months of 2016 was $(64.7) million, or $(0.92) per share, compared to net income available to stockholders of $105.3 million, or $1.51 per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(50.9) million, or $(0.72) per share, for the first nine months of 2016, compared to net income available to stockholders of $110.1 million, or $1.58 per share, for the same period last year.
Paul Eisman, President and CEO commented, “Our third quarter results reflect a continuation of the difficult refining environment experienced in the first two quarters of 2016. The average Gulf Coast 3-2-1 benchmark crack spread for the third quarter of 2016 was approximately $6.50 per barrel lower than the average for the same period last year. Additionally, high RINs costs continue to weigh on our profitability. We continue to focus on operational excellence and controlling expenditures across the organization in this environment. We were pleased with the contributions in the third quarter from our asphalt marketing business and our renewable fuels project in California.
“The Big Spring refinery achieved total throughput of 70,000 barrels per day and generated refinery operating margin of $9.22 per barrel. As discussed in our previous earnings release, our Big Spring refinery’s third quarter results were negatively impacted by a reformer regeneration in August. We estimate that the lost opportunity cost and maintenance expense associated with the reformer regeneration negatively impacted Alon’s operating income by $8 million. Our Big Spring refinery’s direct operating expense of $3.90 per barrel was negatively impacted by the reformer regeneration, which lowered throughput volumes and increased maintenance expense. We expect total throughput at the Big Spring refinery to average approximately 77,000 barrels per day for the fourth quarter of 2016.
“The Krotz Springs refinery ran well in the third quarter and achieved total throughput of 68,000 barrels per day, as we increased throughput in response to improved market conditions. The Krotz Springs refinery operating margin of $3.42 per barrel was negatively impacted by the high RINs cost of approximately $1.50 per barrel. We expect total throughput at the Krotz Springs refinery to average approximately 69,000 barrels per day in the fourth quarter of 2016. However, we will remain responsive to the crack spread environment and adjust throughput volumes as necessary to optimize our profitability.
“Our renewable fuels project generated operating income of $6 million in the third quarter of 2016 with total throughput of 2,582 barrels per day. The project achieved renewable diesel and renewable jet yields of 87 percent and 7 percent, respectively. Profitability improved as sales stabilized and tallow prices moderated. In the fourth quarter of 2016, the project’s raw material supply will be reduced due to a third party completing maintenance on its equipment. As a result, we expect total throughput in the fourth quarter of 2016 to average approximately 2,400 barrels per day.

“The robust performance of our asphalt business continued in the third quarter of 2016, resulting in segment operating income of approximately $10 million, which does not include equity earnings of $6 million from our asphalt partnerships. Sales volumes were strong at 184 thousand tons, and our asphalt margin remained favorable at $94 per ton.
“Our retail business continues to be negatively impacted by economic headwinds in the Permian Basin. Despite this, our operating income in the third quarter of 2016 increased modestly relative to the second quarter of 2016.”
THIRD QUARTER 2016
Special items increased net loss by $2.1 million for the third quarter of 2016 primarily as a result of employee retention expense of $2.0 million and unrealized losses of $3.9 million associated with commodity swaps, partially offset by gains of $1.7 million related to an asphalt inventory adjustment and $0.5 million associated with gains recognized on disposition of assets, before income tax and non-controlling interest impacts of $1.6 million. Special items reduced net income by $0.1 million for the third quarter of 2015 primarily as a result of employee retention expense of $8.7 million, partially offset by gains of $7.5 million related to an asphalt inventory adjustment and unrealized gains of $1.1 million associated with commodity swaps, before income tax and non-controlling interest impacts.
The combined total refinery average throughput for the third quarter of 2016 was 137,767 barrels per day (“bpd”), consisting of 70,063 bpd at the Big Spring refinery and 67,704 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 146,070 bpd for the third quarter of 2015, consisting of 75,797 bpd at the Big Spring refinery and 70,273 bpd at the Krotz Springs refinery. The reduced throughput at the Big Spring refinery was the result of a reformer regeneration during the third quarter of 2016. The reduced throughput at the Krotz Springs refinery during the third quarter of 2016 was the result of our election to reduce the crude rate in order to optimize the refinery yield.
Refinery operating margin at the Big Spring refinery was $9.22 per barrel for the third quarter of 2016 compared to $16.71 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 3/2/1 crack spread and increased RINs costs, partially offset by a widening of both the WTI Cushing to WTI Midland and WTI Cushing to WTS spreads and an increased benefit from the contango market environment which reduced the cost of crude.
Refinery operating margin at the Krotz Springs refinery was $3.42 per barrel for the third quarter of 2016 compared to $6.66 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 2/1/1 high sulfur diesel crack spread, a narrowing of the LLS to WTI Cushing spread and increased RINs costs, partially offset by a widening of the WTI Cushing to WTI Midland spread and an increased benefit from the contango market environment which reduced the cost of crude.
The average Gulf Coast 3/2/1 crack spread was $13.31 per barrel for the third quarter of 2016 compared to $19.77 per barrel for the same period in 2015. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $8.49 per barrel for the third quarter of 2016 compared to $12.57 per barrel for the same period in 2015.
The average WTI Cushing to WTI Midland spread for the third quarter of 2016 was $0.31 per barrel compared to $(0.72) per barrel for the same period in 2015. The average WTI Cushing to WTS spread for the third quarter of 2016 was $0.92 per barrel compared to $(1.46) per barrel for the same period in 2015. The average LLS to WTI Cushing spread for the third quarter of 2016 was $1.74 per barrel compared to $3.89 per barrel for the same period in 2015. The average Brent to WTI Cushing spread for the third quarter of 2016 was $0.74 per barrel compared to $3.78 per barrel for the same period in 2015. The average Brent to LLS spread for the third quarter of 2016 was $(1.92) per barrel compared to $(0.26) per barrel for the same period in 2015.
The average RINs cost effect on the Big Spring refinery operating margin was $0.58 per barrel for the third quarter of 2016, compared to $0.27 per barrel for the same period in 2015. The average RINs cost effect on the Krotz Springs refinery operating margin was $1.47 per barrel for the third quarter of 2016, compared to $0.74 per barrel for the same period in 2015.
The contango environment in the third quarter of 2016 created an average cost of crude benefit of $0.84 per barrel compared to an average cost of crude benefit of $0.57 per barrel for the same period in 2015.
For the third quarter of 2016, our California renewable fuels project generated operating margin of $55.81 per barrel from 2,582 barrels per day of throughput.
Asphalt margins for the third quarter of 2016 were $93.57 per ton compared to $120.39 per ton for the same period in 2015. On a cash basis (i.e., excluding inventory effects), asphalt margins in the third quarter of 2016 were $91.72 per ton compared to $115.04 per ton in the third quarter of 2015.
Retail fuel margins decreased to 19.9 cents per gallon in the third quarter of 2016 from 21.7 cents per gallon in the third quarter of 2015. Retail fuel sales volume increased to 54.1 million gallons in the third quarter of 2016 from 51.4 million gallons in the third quarter of 2015. Merchandise margins increased to 31.7% in the third quarter of 2016 from 31.4% in the third quarter of 2015. Merchandise sales decreased to $84.0 million in the third quarter of 2016 from $86.6 million in the third quarter of 2015.
YEAR-TO-DATE 2016
Special items increased net loss by $13.8 million for the first nine months of 2016 primarily as a result of employee retention expense of $8.7 million, losses of $0.3 million related to an asphalt inventory adjustment, unrealized losses of $11.0 million associated with commodity swaps and $1.6 million associated with losses recognized on disposition of assets, before income tax and non-controlling interest impacts of $7.8 million. Special items reduced net income by $4.8 million for the first nine months of 2015 primarily as a result of employee retention expense of $10.0 million and losses of $6.5 million related to an asphalt inventory adjustment, partially offset by unrealized gains of $9.0 million associated with commodity swaps and $0.6 million associated with gains recognized on disposition of assets, before income tax and non-controlling interest impacts of $2.0 million.
The combined total refinery average throughput for the first nine months of 2016 was 136,730 bpd, consisting of 69,586 bpd at the Big Spring refinery and 67,144 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 147,800 bpd for the first nine months of 2015, consisting of 74,562 bpd at the Big Spring refinery and 73,238 bpd at the Krotz Springs refinery. The reduced throughput at our Big Spring refinery during the first nine months of 2016 was the result of a reformer regeneration during the first quarter of 2016, which was repeated during the third quarter of 2016. Additionally, throughput was reduced as a result of a catalyst replacement for our diesel hydrotreater unit in the first quarter of 2016 and unplanned downtime during the second quarter of 2016 due to a power outage caused by inclement weather, which affected multiple units. The reduced throughput at the Krotz Springs refinery during the first nine months of 2016 was the result of our election to reduce the crude rate in order to optimize the refinery yield, as well as maintenance that was performed on the fluid catalytic cracking unit during the second quarter of 2016.
Refinery operating margin at the Big Spring refinery was $8.52 per barrel for the first nine months of 2016 compared to $15.95 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 3/2/1 crack spread and a narrowing of the WTI Cushing to WTI Midland spread, partially offset by a widening of the WTI Cushing to WTS spread and an increased benefit from the contango market environment which reduced the cost of crude.
Refinery operating margin at the Krotz Springs refinery was $2.94 per barrel for the first nine months of 2016 compared to $8.05 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 2/1/1 high sulfur diesel crack spread, a narrowing of both the WTI Cushing to WTI Midland and the LLS to WTI Cushing spreads and increased RINs costs, partially offset by an increased benefit from the contango market environment which reduced the cost of crude.
The average Gulf Coast 3/2/1 crack spread for the first nine months of 2016 was $12.57 per barrel compared to $19.08 per barrel for the same period in 2015. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first nine months of 2016 was $7.73 per barrel compared to $12.05 per barrel for the same period in 2015.
The average WTI Cushing to WTI Midland spread for the first nine months of 2016 was $0.12 per barrel compared to $0.60 per barrel for the same period in 2015. The average WTI Cushing to WTS spread for the first nine months of 2016 was $0.53 per barrel compared to $0.02 per barrel for the same period in 2015. The average LLS to WTI Cushing spread for the first nine months of 2016 was $1.79 per barrel compared to $4.27 per barrel for the same period in 2015. The average Brent to WTI Cushing spread for the first nine months of 2016 was $0.35 per barrel compared to $4.28 per barrel for the same period in 2015. The average Brent to LLS spread for the first nine months of 2016 was $(1.48) per barrel compared to $0.30 per barrel for the same period in 2015.
The average RINs cost effect on the Krotz Springs refinery operating margin was $1.45 per barrel for the first nine months of 2016, compared to $1.06 per barrel for the same period in 2015.
The contango environment in the first nine months of 2016 created an average cost of crude benefit of $1.39 per barrel compared to an average cost of crude benefit of $1.04 per barrel for the same period in 2015.
For the first nine months of 2016, our California renewable fuels project generated operating margin of $55.46 per barrel from 2,000 barrels per day of throughput.
Asphalt margins for the first nine months of 2016 were $96.25 per ton compared to $106.60 per ton for the same period in 2015. On a cash basis (i.e., excluding inventory effects), asphalt margins for the first nine months of 2016 were $96.70 per ton compared to $110.12 per ton for the same period in 2015.
Retail fuel margins decreased to 20.2 cents per gallon in the first nine months of 2016 from 21.8 cents per gallon in the first nine months of 2015. Retail fuel sales volume increased to 155.0 million gallons in the first nine months of 2016 from 147.0 million gallons in the first nine months of 2015. Merchandise margins decreased to 31.4% in the first nine months of

2016 from 32.1% in the first nine months of 2015. Merchandise sales decreased to $245.5 million in the first nine months of 2016 from $247.5 million in the first nine months of 2015.
Alon also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.15 per share. The dividend is payable on December 23, 2016 to stockholders of record at the close of business on December 7, 2016.
CONFERENCE CALL
Alon has scheduled a conference call, which will be broadcast live over the Internet on Friday, October 28, 2016, at 10:30 a.m. Eastern Time (9:30 a.m. Central Time), to discuss the third quarter 2016 financial results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through November 4, 2016 and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13646162#. A webcast archive will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and 81.6% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business. In addition, Alon directly owns a crude oil refinery in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 barrels per day. Alon also owns crude oil refineries in California, which have not processed crude oil since 2012. Alon owns a majority interest in a renewable fuels project in California, with a throughput capacity of 2,500 barrels per day. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores which also market motor fuels in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2015, IS UNAUDITED)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,043,717	$1,151,204	$2,902,078	$3,555,785
Operating costs and expenses:
Cost of sales	895,900	914,193	2,502,438	2,878,612
Direct operating expenses	68,095	65,047	199,894	192,108
Selling, general and administrative expenses (2)	46,780	54,100	147,125	148,889
Depreciation and amortization (3)	36,878	31,033	108,725	94,262
Total operating costs and expenses	1,047,653	1,064,373	2,958,182	3,313,871
Gain (loss) on disposition of assets	522	23	(1,560)	595
Operating income (loss)	(3,414)	86,854	(57,664)	242,509
Interest expense	(16,027)	(20,696)	(53,133)	(59,950)
Equity earnings of investees	6,060	3,451	10,743	4,725
Other income, net	402	92	620	151
Income (loss) before income tax expense (benefit)	(12,979)	69,701	(99,434)	187,435
Income tax expense (benefit)	(5,641)	17,325	(35,406)	53,142
Net income (loss)	(7,338)	52,376	(64,028)	134,293
Net income attributable to non-controlling interest	1,462	10,440	679	29,008
Net income (loss) available to stockholders	$(8,800)	$41,936	$(64,707)	$105,285
Earnings (loss) per share, basic	$(0.12)	$0.60	$(0.92)	$1.51
Weighted average shares outstanding, basic (in thousands)	71,089	69,893	70,575	69,687
Earnings (loss) per share, diluted	$(0.12)	$0.58	$(0.92)	$1.46
Weighted average shares outstanding, diluted (in thousands)	71,089	72,526	70,575	72,281
Cash dividends per share	$0.15	$0.15	$0.45	$0.40
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$29,770	$60,419	$17,761	$176,310
Investing activities	(16,853)	(44,353)	(85,307)	(78,298)
Financing activities	46,032	(41,032)	98,221	(74,109)
OTHER DATA:
Adjusted net income (loss) available to stockholders (4)	$(6,746)	$41,981	$(50,896)	$110,119
Adjusted earnings (loss) per share (4)	$(0.09)	$0.60	$(0.72)	$1.58
Adjusted EBITDA (5)	$43,292	$120,318	$75,016	$332,038
Capital expenditures (6)	12,594	26,211	49,824	57,262
Capital expenditures for turnarounds and catalysts	5,192	7,047	29,464	11,410

	September 30, 2016	December 31, 2015
	(dollars in thousands)
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$264,802	$234,127
Working capital	89,398	78,694
Total assets	2,277,272	2,176,138
Total debt	550,461	555,962
Total debt less cash and cash equivalents	285,659	321,835
Total equity	608,403	664,160

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (7)	$859,123	$950,926	$2,385,649	$3,036,458
Operating costs and expenses:
Cost of sales	767,796	781,731	2,140,156	2,505,983
Direct operating expenses	61,366	58,162	181,072	170,454
Selling, general and administrative expenses	15,867	23,190	53,072	59,469
Depreciation and amortization	31,504	26,363	92,802	80,366
Total operating costs and expenses	876,533	889,446	2,467,102	2,816,272
Gain (loss) on disposition of assets	—	1	(2,079)	523
Operating income (loss)	$(17,410)	$61,481	$(83,532)	$220,709
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (8)	$9.22	$16.71	$8.52	$15.95
Refinery operating margin – Krotz Springs (8)	3.42	6.66	2.94	8.05
California renewable fuel operating margin (9)	55.81	N/A	55.46	N/A
Refinery direct operating expense – Big Spring (10)	3.90	3.46	3.85	3.53
Refinery direct operating expense – Krotz Springs (10)	3.81	3.82	3.91	3.70
California renewable fuel direct operating expense (10)	18.66	N/A	20.95	N/A
Capital expenditures	$10,218	$18,627	$40,337	$35,503
Capital expenditures for turnarounds and catalysts	5,192	7,047	29,464	11,410
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (10)	$13.31	$19.77	$12.57	$19.08
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (11)	$8.49	$12.57	$7.73	$12.05
WTI Cushing crude oil (per barrel)	$44.88	$46.41	$41.23	$50.91
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (12)	$0.31	$(0.72)	$0.12	$0.60
WTI Cushing less WTS (12)	0.92	(1.46)	0.53	0.02
LLS less WTI Cushing (12)	1.74	3.89	1.79	4.27
Brent less WTI Cushing (12)	0.74	3.78	0.35	4.28
Brent less LLS (12)	(1.92)	(0.26)	(1.48)	0.30
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.39	$1.61	$1.30	$1.66
Gulf Coast ultra-low sulfur diesel	1.37	1.52	1.25	1.68
Gulf Coast high sulfur diesel	1.23	1.39	1.12	1.54
Natural gas (per MMBtu)	2.79	2.73	2.34	2.76

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2016		2015		2016		2015
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	34,292	48.9	30,810	40.6	32,189	46.3	35,041	47.0
WTI crude	32,503	46.4	42,503	56.1	34,428	49.4	36,834	49.4
Blendstocks	3,268	4.7	2,484	3.3	2,969	4.3	2,687	3.6
Total refinery throughput (13)	70,063	100.0	75,797	100.0	69,586	100.0	74,562	100.0
Refinery production:
Gasoline	33,637	48.1	37,503	49.5	33,826	48.7	37,155	49.6
Diesel/jet	26,004	37.2	28,623	37.8	25,108	36.1	27,596	36.9
Asphalt	2,818	4.0	2,452	3.2	2,846	4.1	2,733	3.7
Petrochemicals	3,861	5.5	4,588	6.1	3,611	5.2	4,770	6.4
Other	3,661	5.2	2,595	3.4	4,084	5.9	2,510	3.4
Total refinery production (14)	69,981	100.0	75,761	100.0	69,475	100.0	74,764	100.0
Refinery utilization (15)		99.1%		100.4%		95.5%		98.5%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2016		2015		2016		2015
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	26,381	39.0	21,347	30.4	18,728	27.9	27,010	36.9
Gulf Coast sweet crude	38,639	57.1	43,338	61.7	43,520	64.8	41,838	57.1
Blendstocks	2,684	3.9	5,588	7.9	4,896	7.3	4,390	6.0
Total refinery throughput (13)	67,704	100.0	70,273	100.0	67,144	100.0	73,238	100.0
Refinery production:
Gasoline	33,229	48.4	32,802	45.7	33,537	49.0	34,274	45.8
Diesel/jet	25,229	36.7	29,943	41.8	25,472	37.2	31,041	41.5
Heavy Oils	1,295	1.9	1,299	1.8	1,263	1.9	1,337	1.8
Other	8,945	13.0	7,676	10.7	8,113	11.9	8,168	10.9
Total refinery production (14)	68,698	100.0	71,720	100.0	68,385	100.0	74,820	100.0
Refinery utilization (15)		87.9%		87.4%		84.1%		93.0%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA RENEWABLE FUELS PROJECT	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2016		2015		2016		2015
	bpd	%	bpd	%	bpd	%	bpd	%
Throughput:
Tallow/vegetable oils	2,582	100.0	—	—	2,000	100.0	—	—
Total throughput (13)	2,582	100.0	—	—	2,000	100.0	—	—
Production:
Renewable diesel	2,236	88.7	—	—	1,662	87.3	—	—
Renewable jet	182	7.2	—	—	125	6.6	—	—
Naphtha	103	4.1	—	—	109	5.7	—	—
Other	—	—	—	—	7	0.4	—	—
Total production (14)	2,521	100.0	—	—	1,903	100.0	—	—

ASPHALT SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (16)	$73,800	$88,436	$195,396	$208,988
Operating costs and expenses:
Cost of sales (16) (17)	54,873	59,031	150,064	174,085
Direct operating expenses	6,729	6,885	18,822	21,654
Selling, general and administrative expenses	1,252	2,706	8,497	7,237
Depreciation and amortization	1,264	1,313	3,785	3,665
Total operating costs and expenses	64,118	69,935	181,168	206,641
Operating income (20)	$9,682	$18,501	$14,228	$2,347
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	167	174	410	347
Non-blended asphalt sales volume (tons in thousands) (19)	17	8	64	41
Blended asphalt sales price per ton (18)	$408.47	$494.45	$402.43	$496.63
Non-blended asphalt sales price per ton (19)	166.53	132.13	148.00	281.22
Asphalt margin per ton (20)	93.57	120.39	96.25	106.60
Capital expenditures	$919	$840	$1,994	$2,484

RETAIL SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$193,511	$208,856	$543,744	$591,475
Operating costs and expenses:
Cost of sales (17)	155,948	170,445	434,929	479,680
Selling, general and administrative expenses	29,478	28,024	84,999	81,651
Depreciation and amortization	3,392	3,024	10,141	9,004
Total operating costs and expenses	188,818	201,493	530,069	570,335
Gain on disposition of assets	522	22	519	72
Operating income	$5,215	$7,385	$14,194	$21,212
KEY OPERATING STATISTICS:
Number of stores (end of period) (21)	307	308	307	308
Retail fuel sales (thousands of gallons)	54,107	51,386	154,989	146,992
Retail fuel sales (thousands of gallons per site per month) (21)	61	59	58	57
Retail fuel margin (cents per gallon) (22)	19.9	21.7	20.2	21.8
Retail fuel sales price (dollars per gallon) (23)	$2.02	$2.38	$1.92	$2.34
Merchandise sales	$83,988	$86,567	$245,486	$247,547
Merchandise sales (per site per month) (21)	$91	$96	$89	$93
Merchandise margin (24)	31.7%	31.4%	31.4%	32.1%
Capital expenditures	$869	$5,365	$4,780	$14,883

(1)
Includes excise taxes on sales by the retail segment of $21,126 and $20,068 for the three months ended September 30, 2016 and 2015, respectively, and $60,515 and $57,493 for the nine months ended September 30, 2016 and 2015, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $183 and $180 for the three months ended September 30, 2016 and 2015, respectively, and $557 and $532 for the nine months ended September 30, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $718 and $333 for the three months ended September 30, 2016 and 2015, respectively, and $1,997 and $1,227 for the nine months ended September 30, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(4)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding after-tax employee retention expense, after-tax (gain) loss on asphalt inventory adjustment, after-tax unrealized (gains) losses on commodity swaps and after-tax (gain) loss on disposition of assets. Adjusted net income (loss) available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income (loss) available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(dollars in thousands)
Net income (loss) available to stockholders	$(8,800)	$41,936	$(64,707)	$105,285
Exclude adjustments:
Employee retention expense	2,000	8,666	8,700	10,000
(Gain) loss on asphalt inventory adjustment	(1,711)	(7,494)	292	6,456
Unrealized (gains) losses on commodity swaps	3,888	(1,089)	11,032	(9,014)
(Gain) loss on disposition of assets	(522)	(23)	1,560	(595)
Total adjustments	3,655	60	21,584	6,847
Income tax impact related to adjustments	(1,588)	(15)	(7,686)	(1,941)
Non-controlling interest impact related to adjustments	(13)	—	(87)	(72)
Adjusted net income (loss) available to stockholders	$(6,746)	$41,981	$(50,896)	$110,119
Adjusted earnings (loss) per share *	$(0.09)	$0.60	$(0.72)	$1.58

*	Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings per share.

(5)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, (gain) loss on disposition of assets and unrealized (gains) losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense (benefit), interest expense, (gain) loss on disposition of assets, unrealized (gains) losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(dollars in thousands)
Net income (loss) available to stockholders	$(8,800)	$41,936	$(64,707)	$105,285
Net income attributable to non-controlling interest	1,462	10,440	679	29,008
Income tax expense (benefit)	(5,641)	17,325	(35,406)	53,142
Interest expense	16,027	20,696	53,133	59,950
Depreciation and amortization	36,878	31,033	108,725	94,262
(Gain) loss on disposition of assets	(522)	(23)	1,560	(595)
Unrealized (gains) losses on commodity swaps	3,888	(1,089)	11,032	(9,014)
Adjusted EBITDA	$43,292	$120,318	$75,016	$332,038
Adjusted EBITDA does not exclude (gains) losses of $(1,711) and $(7,494) for the three months ended September 30, 2016 and 2015, respectively, and $292 and $6,456 for the nine months ended September 30, 2016 and 2015, respectively, resulting from a price adjustment related to asphalt inventory.

(6)
Includes corporate capital expenditures of $588 and $1,379 for the three months ended September 30, 2016 and 2015, respectively, and $2,713 and $4,392 for the nine months ended September 30, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(7)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(8)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of certain adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and nine months ended September 30, 2016 excludes realized and unrealized gains (losses) on commodity swaps of $(66) and $395, respectively.
The refinery operating margin for the three and nine months ended September 30, 2015 excludes realized and unrealized gains on commodity swaps of $12,101 and $49,456, respectively. For the nine months ended September 30, 2015, $8,569 related substantially to inventory adjustments was not included in cost of sales for either the Big Spring refinery or the Krotz Springs refinery.

(9)
The California renewable fuels project operating margin is a per barrel measurement calculated by dividing the project’s margin between net sales and cost of sales by the project’s throughput volumes. Included in net sales are environmental credits in the form of RINs, low-carbon fuel standards credits and blender’s tax credits generated by the project.

(10)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(11)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(12)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil.

(13)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. Total throughput for the California renewable fuels project represents the total barrels per day of tallow and vegetable oils used by the project.

(14)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries. Total production for the California renewable fuels project represents the total barrels per day produced from processing tallow and vegetable oils through the project’s units.

(15)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(16)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of $2,754 and $1,344 for the three months ended September 30, 2016 and 2015, respectively, and $20,926 and $25,126 for the nine months ended September 30, 2016 and 2015, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(17)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base material asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

Asphalt margin excludes (gains) losses of $(1,711) and $(7,494) for the three months ended September 30, 2016 and 2015, respectively, and $292 and $6,456 for the nine months ended September 30, 2016 and 2015, respectively, resulting from a price adjustment related to asphalt inventory. These (gains) losses are included in operating income (loss) above.

(21)	At September 30, 2016, we had 307 retail convenience stores of which 297 sold fuel. At September 30, 2015, we had 308 retail convenience stores of which 297 sold fuel.
The 14 retail convenience stores acquired in August 2015 have been included in the per site key operating statistics only for the period after acquisition.

(22)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(23)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(24)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues.

Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.